Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces First Quarter 2015 Results

OKLAHOMA CITY - May 6, 2015 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced distributable cash flow of $11.0 million for the three months ended March 31, 2015 as compared to $10.0 million for the three months ended March 31, 2014, an increase of 10%. Distributable cash flow, including a reconciliation of such measure to net income, is explained in the section of this release entitled "Non-GAAP Financial Measures.”

BKEP's adjusted EBITDA was $12.9 million for the first quarter of 2015 as compared to $13.4 million for the same period in 2014, a decrease of $0.5 million or 3.7%. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $1.6 million on total revenues of $42.4 million for the three months ended March 31, 2015, compared to net income of $3.9 million on total revenues of $46.4 million for the first quarter of 2014.

BKEP previously announced a first quarter 2015 cash distribution of $0.1395 per common unit, a 2.2% increase over the previous quarter’s distribution and a 7.3% increase over the first quarter 2014 distribution, and a $0.17875 distribution per preferred unit payable on May 15, 2015 on all outstanding common and preferred units to unitholders of record as of the close of business on May 5, 2015. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, to be filed with the Securities and Exchange Commission on May 7, 2015.

Comments from BKEP’s CEO, Mark Hurley

“We are pleased with our first quarter 2015 performance driven by strong year-over-year operating margin growth in our crude oil pipeline and asphalt services segments. Crude oil pipeline volumes steadily increased during the quarter, particularly on our Oklahoma mainline and west Texas Pecos River systems. The asphalt services segment reported a strong year over year operating margin increase of 10%. Revenues and operating margins decreased year over year in our storage and terminalling and crude oil trucking and producer field services segments. The decrease in the storage and terminalling segment is attributable to the timing of storage contract expirations and renewals. As storage contracts expired in early to mid-2014, the rates at which we re-contracted were impacted by a backwardated crude oil market which led to a decrease in storage rates. However, this trend reversed later in the year with the significant changes in the crude oil market. Our contract renewals in late 2014 and early 2015 were done at higher rates and we expect this trend to continue for the remainder of 2015. Our trucking and producer field services volumes decreased year over year impacted by lower crude prices as well as a continued decrease in the average distance we hauled barrels.”

“Progress continues on our 160-mile, 16-inch diameter Knight Warrior pipeline which will serve the growing Eaglebine/Woodbine crude oil production area in east Texas. We continue to hit our milestones on the overall project. Station locations are secured and we will begin civil work at these sites in the next couple of weeks. Orders for pipe and long lead time equipment will be placed in May and June and the right-of-way acquisition process is underway. The project remains on time and on budget with an expected startup in the second quarter of 2016. The Knight Warrior pipeline will provide customers an efficient way to transport product safely, securely and reliably and at an economic price to Gulf Coast refineries.”

“Let me also highlight the fact distributable cash flow for the first quarter of 2015 was $11.0 million as compared to $10.0 million for the first quarter of 2014, an increase of 10%. As a result, we were able to increase our common unit distribution to $0.1395 for the quarter, marking the eleventh consecutive quarterly increase for the partnership and representing an increase of 7.3% over the first quarter of 2014. As I have mentioned on prior occasions, we are mindful of the importance of executing our business strategies aimed at delivering value to our unitholders. Overall we are off to a good start for 2015.”

Results of Operations

The following table summarizes the financial results for the three months ended March 31, 2014 and 2015 (in thousands except per unit data):

	Three Months ended March 31,
	2014	2015
	(unaudited)
Service revenue:
Third party revenue	$34,236	$32,123
Related party revenue	12,206	10,233
Total revenue	46,442	42,356
Expense:
Operating	35,500	32,386
General and administrative	4,487	4,977
Total expense	39,987	37,363
Gain on sale of assets	397	304
Operating income	6,852	5,297
Other income (expense):
Equity earnings (loss) in unconsolidated affiliate	(204)	656
Interest expense (net of capitalized interest of $80 and $23, respectively)	(2,655)	(4,283)
Income before income taxes	3,993	1,670
Provision for income taxes	101	91
Net income	$3,892	$1,579

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$93	$103
Preferred interest in net income	$5,391	$5,391
Loss available to limited partners	$(1,592)	$(3,915)

Basic and diluted net loss per common unit	$(0.07)	$(0.12)

Weighted average common units outstanding - basic and diluted	22,900	32,894

The table below summarizes our financial results by operating segment margin for the three months ended March 31, 2014 and 2015 (in thousands):

Operating Results	Three Months ended March 31,		Favorable/ (Unfavorable)

(in thousands)	2014	2015	$	%
Operating margin, excluding depreciation and amortization
Crude oil terminalling and storage operating margin	$6,386	$4,069	(2,317)	(36)%
Crude oil pipeline services operating margin	605	2,749	2,144	354%
Crude oil trucking and producer field services operating margin	2,417	1,185	(1,232)	(51)%
Asphalt services operating margin	7,851	8,613	762	10%
Total operating margin, excluding depreciation and amortization	$17,259	$16,616	(643)	(4)%

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation and gains related to investments. Distributable cash flow is defined as Adjusted EBITDA, plus or minus cash proceeds from sale of investments, cash paid for interest, maintenance capital expenditures, and cash paid for taxes. The use of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands):

	Three months ended March 31,
	2014	2015
Net income	$3,892	$1,579
Interest expense	2,655	4,283
Gain related to investments	—	(267)
Income taxes	101	91
Depreciation and amortization	6,317	6,646
Non-cash equity-based compensation	459	553
Adjusted EBITDA	$13,424	$12,885
Cash proceeds from sale of investments	—	2,346
Cash paid for interest	(2,344)	(2,295)
Cash paid for taxes	(80)	—
Maintenance capital expenditures, net of reimbursable expenditures	(1,024)	(1,906)
Distributable cash flow	$9,976	$11,030

Distribution declared (1)	$8,658	$10,344
Distribution coverage ratio	1.15	1.07
______________
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (in thousands):

Operating Results	Three Months ended March 31,		Favorable/ (Unfavorable)

(in thousands)	2014	2015	$	%
Total operating margin, excluding depreciation and amortization	$17,259	$16,616	(643)	(4)%
Depreciation and amortization	(6,317)	(6,646)	(329)	(5)%
General and administrative expense	(4,487)	(4,977)	(490)	(11)%
Gain on sale of assets	397	304	(93)	(23)%
Operating income	$6,852	$5,297	(1,555)	(23)%

Investor Conference Call

The Partnership will discuss first quarter 2015 results during a conference call on Thursday, May 7, 2015 at 2:00 p.m. CDT (3:00 p.m. EDT). The conference call will be accessible through the Investors Section of the Partnership’s Website at http://investor.bkep.com/presentations or by telephone at 1-877-300-8521. International participants will be able to connect to the conference by calling 1-412-317-6026.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Website for 20 days, and a recording will be available by phone for 30 days. The replay will be available by calling 1-877-870-5176 in the U.S. or 1-858-384-5517 from international locations. The passcode for both is 10065308.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.7 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 900 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 250 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.1 million barrels of combined asphalt product and residual fuel oil storage located at 42 terminals in 21 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900